Exhibit 99.1
Investors & Reporters May Contact:
Karen Reid
VP – Corporate FP&A and Treasurer
(770) 418-8211
ir@asburyauto.com

Asbury Automotive Group Adds Approximately
$715 Million in Annualized Revenues with Acquisition of
Stevinson Automotive

•Eight dealerships in the attractive Denver, Colorado market representing six franchise brands, plus an additional franchise open point
•Well-respected group with an impressive share of leading brands in this desirable market
•Adds approximately $715 million in annualized revenue

DULUTH, Ga., Dec. 7, 2021 -- Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., completed the acquisition of Stevinson Automotive (“Stevinson”) adding approximately $715 million in annual revenues.

“We are thrilled to add to our growing footprint in the dynamic and growing Denver area, especially through a well-respected and successful dealership group like Stevinson,” said David Hult, Asbury's President and Chief Executive Officer. “Many of Stevinson’s award-winning dealerships are ranked as some of the best in the country, but what makes this group special are its people and the culture they have built over its 60-year history. Stevinson’s 600 plus team members are talented professionals who are dedicated to the guest experience and aligned with our North Star of being the most guest-centric automotive retail company.”

Hult continued, “We are excited that Kent has agreed to stay on and guide Asbury through the real estate and construction projects in Colorado.”

“After meeting with David Hult and the Asbury team and getting to know them, I knew that their business approach, their philosophy toward employees and customers mirrored our own here at Stevinson. I look forward to David and his exceptional team continuing the Stevinson legacy for another 60 years!” said Kent Stevinson, Owner, Stevinson Automotive.

Stevinson owns and operates a portfolio of award-winning dealerships with an impressive share of leading brands in the Denver market.

Stevinson has a highly attractive mix of dealerships with revenue comprised of 48% Toyota, 27% Lexus, 10% Porsche, 8% Chevrolet, 4% Hyundai, and 3% Jaguar.

The operating assets to be acquired include eight (8) new vehicle franchises, all of which are located in the attractive Denver market: two (2) Lexus, two (2) Toyota, one (1) Porsche, one (1) Chevrolet, one (1) Hyundai, and one (1) Jaguar; plus one (1) Land Rover open point.

“Asbury appreciated working with Kerrigan Advisors, who represented Stevinson and played an instrumental role in the success of this strategic transaction,” said Mr. Hult.

Stephen Dietrich of Holland & Knight served as legal counsel to Stevinson, while Kevin Sutton and Katherine Frazier of Hill Ward Henderson served as legal counsel to Asbury Automotive Group.

Other Acquisitions
Asbury has an additional $5.7 billion in annualized revenue under contract from the acquisition of Larry H. Miller Dealerships and Total Care Auto, Powered by Landcar.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. (NYSE: ABG), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. In late 2020, Asbury embarked on a 5-year plan to increase revenue and profitability strategically through organic and acquisitive growth as well as their innovative Clicklane digital car purchasing platform, with its guest-centric approach as Asbury’s constant North Star. Asbury currently operates 101 dealerships, consisting of 125 franchises, representing 31 domestic and foreign brands of vehicles. Asbury also operates 24 collision repair centers. Asbury offers an extensive range of automotive products and services, including new and used vehicles; parts and service, which includes vehicle repair and maintenance services, replacement parts and collision repair services; and finance and insurance products, including arranging vehicle financing through third parties and aftermarket products, such as extended service contracts, guaranteed asset protection debt cancellation, and prepaid maintenance.
For additional information, visit www.asburyauto.com.

Forward-Looking Statements

To the extent that statements in this press release are not recitations of historical fact, such statements constitute "forward-looking statements" as such term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this press release may include statements relating to goals, plans, expectations, projections regarding the expected benefits of the transaction, managements plans, projections and objectives for the transaction, future operations, scale and performance, integration plans and expected synergies therefrom, and our financial position, results of operations, market position, capital allocation strategy, initiatives, business strategy and expectations of our management.

The following are some but not all of the factors that could cause actual results or events to differ materially from those anticipated, including: failure to realize the benefits expected from the transaction; failure to promptly and effectively integrate the acquisition; our inability to complete previously announced or future acquisitions or divestitures and the risks resulting thereto, including the contemplated acquisition of the Larry H. Miller family of dealerships and related insurance businesses and real estate; our ability to execute our business strategy; the impact of the COVID-19 pandemic, market factors, Asbury's relationships with, and the financial and operational stability of, vehicle manufacturers and other suppliers, acts of God or other incidents and the shortage of semiconductor chips, which may adversely impact supply from vehicle manufacturers and/or present retail sales challenges, risks associated with Asbury's indebtedness (including available borrowing capacity, compliance with its financial covenants and ability to refinance or repay such indebtedness, on favorable terms), Asbury's relationships with, and the financial stability of, its lenders and lessors, risks related to competition in the automotive retail and service industries, general economic conditions both nationally and locally, governmental regulations, legislation, adverse results in litigation and other proceedings, and Asbury's ability to execute its five-year strategic plan, IT initiatives and other operational strategies, Asbury's ability to leverage gains from its dealership portfolio, Asbury's ability to capitalize on opportunities to repurchase its debt and equity securities or purchase properties that it currently leases, and Asbury's ability to stay within its targeted range for capital expenditures. These risks, uncertainties and other factors are disclosed in Asbury's Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q and other periodic and current reports filed with the Securities and Exchange Commission from time to time.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, whether as a result of new information, future events or otherwise.